Hydrogen Engine Center, Inc. Generator Set Featured in Wind-to-Hydrogen Demonstration Project
50 kilowatt Hydrogen-Fueled Generator Set is Component in $2M Xcel Energy and National Renewable Energy Laboratory Project

For Immediate Release - December 21, 2006 - Algona, IA - Ted Hollinger, Founder and President of Hydrogen Engine Center, Inc. (HEC) (OTCBB: HYEG.OB), participated in the dedication of a Wind-to-Hydrogen Demonstration Project in Boulder, Colorado. Xcel Energy and the U.S. National Renewable Energy Laboratory are co-sponsors of this project.. Also on hand were United States Senators Wayne Allard and Ken Salazar, Congressman Mark Udall and Richard C. Kelly, Xcel Energy Chairman, President and CEO.

Hydrogen Engine Center’s participation in the study will help prove the viability of wind energy conversion to hydrogen power and the practicality of using HEC’s internal combustion engines and power generation equipment. HEC products are being designed to extend the value and reach of wind-produced energy, delivering zero-emission and renewable power to customers. Relying on the HEC 50kw hydrogen-powered generator set, when slack wind conditions are present, hydrogen will be used to generate power to the electric grid.

Hollinger commented, “As one of the key components in the demonstration project, the HEC engine and generator technologies foster a reduction in fossil fuel usage to generate electric power, in turn reducing operating costs and green-house gas emissions.”

"Until recently, wind energy had to be used immediately," noted Richard Kelly. "The Hydrogen Engine Center helps solve this problem by taking wind energy, which can now be converted and stored as hydrogen, through its engine technology to the electrical grid, ultimately powering homes and businesses."

According to an October 2006 release by the American Wind Energy Association, the U.S. wind energy industry is on track to install a record 2,750 megawatts (mw) of generating capacity in 2006, which will produce about as much electricity as is used by the entire state of Rhode Island. Earlier this year, March forecasts by Red Herring indicated wind power installations were expected to expand worldwide from $11.8 billion USD in 2005 to $48.5 billion USD by 2015.

“Not only is this a great opportunity to show how our generator sets complete the wind-to-hydrogen energy production circuit,” said Hollinger, “but it allows us to prove the value of our technology as it applies to the growing wind energy marketplace.”

This project is an example of how Hydrogen Engine Center is delivering technology that is part of the solution for an immediate future that is oil independent, free of greenhouse gasses and rich in low-cost energy.

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and gensets are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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